July 1, 1999                                                       EXHIBIT 10.37



Mr. Christopher D. Cerf
The Edison Project Inc.
15th Floor
521 Fifth Avenue
New York, NY  10175

Dear Chris:

         This letter agreement (the "Agreement") supercedes and replaces any previous written or oral agreements between you and The Edison Project Inc. ("Edison" or the "Company") regarding your employment with the Company.

         Position/Responsibilities. You will be employed as Edison's Chief Operating Officer ("COO") working out of the Company's headquarters in New York City and a Washington, D.C. office approved by me. You will report directly to me. Your responsibilities are as set forth on Exhibit A attached hereto.

         Term. The term of your employment shall be extended through July 1, 2002 unless terminated earlier by you or the Company as provided below, which term shall automatically renew for successive one-year terms unless terminated earlier by you or the Company as provided below.

         Base Salary/Benefits. You shall be paid at an annual base salary rate of $240,000. You will also be entitled to the standard Company benefits for executives at your level as in effect from time to time, a current schedule of which is attached as Exhibit B. The Company will provide you supplemental life insurance such that your total insurance benefit is no less than $800,000, provided that such supplemental coverage can be obtained by the Company at standard rates for a man of your age in good physical condition. You will receive three weeks of vacation annually in addition to the official Company holidays. You will be considered for appropriate base salary increases annually to reflect your performance, the Company's performance, and increases awarded to other management executives.

         Bonus. In addition to your base salary, beginning with Fiscal Year 2000 you will be eligible to receive an annual bonus of up to 50% of your base salary for each fiscal year, half of such bonus to be directly tied to the Company's academic results and half to be directly tied to the Company's financial results. For each fiscal year, you and I will mutually agree on the appropriate measures for determining the basis on which your bonus will be judged, with such annual measures subject to review and approval by the Compensation Committee of the Company's Board of Directors. The Compensation Committee shall also make the final determination of your achievement of such bonus. Payment of this bonus for each fiscal year will be made after 1) receipt of the Company's audited financials for such year, 2) receipt of relevant information on academic results,

Mr. Christopher D. Cerf

July 1, 1999
Page Two

and 3) completion of the review process by the Compensation Committee.

         Relocation. It is understood that you will continue to work out of Edison's New York offices and your current office in Washington D.C. (or such office space as shall be approved by me). At such time as you relocate to the New York City area, Edison will pay you a relocation bonus of $50,000, such amount to be paid within 30 days of the actual date of the move. Edison will further reimburse you for the expenses associated with your relocation as set forth in Exhibit C.

         Expense Reimbursements. You will be reimbursed for all reasonable business expenses you incur in fulfilling your responsibilities hereunder upon submission of adequate documentation for such expenses and subject to the Company's policies. Such expenses shall, subject to periodic review, include transportation, food and lodging expenses associated with working out of Edison's New York offices during such period as you continue to reside in Washington, D.C.

         Termination/Severance Pay. Edison shall have the right to terminate your employment at any time without cause by giving you written notice to that effect. The termination of employment shall be effective on the date specified in such notice. If Edison terminates your employment without cause, Edison will pay you as severance pay your base salary for a period beginning on the effective date of termination and ending twelve (12) months from such date (the "Severance Period"), provided that if you become employed elsewhere during the Severance Period the amounts otherwise payable to you during the last six months of the Severance Period (the "Offset Period") shall be reduced by the total amount of any compensation you earn from such employment. You shall at your option be entitled to treat any material uncured breach of this Agreement by the Company as a termination without cause. Payments made to you as reimbursement for documented expenses will not constitute compensation for purposes of this paragraph. In consideration of such severance pay, you agree to deliver to Edison on or promptly following the effective date of the termination of your employment a Separation and Release in the form customarily being used by Edison at such time. All amounts payable under the provisions of this paragraph will be made on the dates you would have received such amounts had your employment with Edison not been terminated.

         Edison shall have the right to terminate your employment for cause by giving you written notice to that effect. The termination of employment shall be effective on the date specified in such notice. However, "for cause" is restricted to (1) commission of a willful act of dishonesty in the course of your duties with Edison which significantly injures Edison; (2) engagement in gross or persistent

Mr. Christopher D. Cerf

July 1, 1999
Page Three

misconduct injurious to Edison; (3) conviction of a crime of moral turpitude or of a felony; or (4) chronic alcoholism or drug abuse. If you are terminated for cause, Edison will pay your unpaid base salary through the effective date of termination.

         Exclusivity. In return for the compensation payments set forth in this agreement, you agree to devote 100% of your professional time and energies to Edison and not engage in any other business activities without prior approval of the Board.

         Confidentiality. It is understood that in order to perform your duties at Edison, it will be necessary for Edison to divulge to you its proprietary information, including, but not limited to, information and data relating to or concerned with Edison's business, finances, development projects and other affairs. You agree that you will not divulge such proprietary information to anyone outside Edison at any time whether or not you are in the employ of Edison, except as may otherwise be required in connection with the business and affairs of Edison. You also agree that any developments, discoveries, or inventions made by you alone or with others during the term of your employment with Edison and applicable to the type of businesses or development projects engaged in by Edison during such period shall be the sole property of Edison, and you agree to execute all documents requested by Edison to protect Edison's rights thereto.

         Non-compete and Non-solicitation. You further agree that during your employment with Edison and for one year after the termination of such employment for any reason, you will not at any time engage in or participate as an executive officer, employee, director, agent, consultant, representative, stockholder, or partner, or have any financial interest, in any business which "competes" with Edison or any subsidiary of Edison, or successor to the business of Edison, provided that if restrictions regarding competition in the employment agreements of any member of the Operating Committee are ever less restrictive than those contained herein, the provisions of this paragraph will be similarly modified. For the purposes hereof, a "competing" business shall mean any business which directly competes with any of the businesses of Edison as such business shall exist during your employment with Edison, for example, the business of managing public and private schools for profit. Ownership by you of publicly traded stock of any corporation conducting any such business shall not be deemed a violation of the preceding two sentences provided you do not own more than three percent (3%) of the stock of any such corporation. You further agree that for a period of one year after the termination of your employment with Edison for any reason, you will not, directly or indirectly, solicit the employment or other services of any executive employee of Edison. For the

Mr. Christopher D. Cerf

July 1, 1999
Page Four

purposes of the foregoing, any executive employee who within twelve months of terminating his employment with Edison becomes employed by any entity of which you are an officer or director or owner of more than an aggregate of 3% of the outstanding stock or equity interest therein shall be deemed, prima facie, to have been so solicited.

         Entire Agreement. Together with the attached exhibits, this letter agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, among the parties with respect to such subject matter. This agreement is governed by the substantive laws of the State of New York.

         Duplicate originals of this agreement are being provided to you. Please sign below to evidence your agreement to the foregoing, and return one original to me for our records.

Sincerely,

/s/ H. Christopher Whittle


H. Christopher Whittle
President/Chief Executive Officer


ACCEPTED AND AGREED:

/s/ Christopher D. Cerf
-------------------------
Christopher D. Cerf

July 1, 1999
------------
Date

                                    EXHIBIT A

                              JOB RESPONSIBILITIES


(1) The planning, implementation and coordination of all of Edison's operating activities at its multiple school sites to include staff recruitment, school start-ups, school support and school oversight;

(2) General oversight of activities of the Company's curriculum division, schools division, technology division, and business and administrative services division;

(3) Working with Edison's CEO and Chief Financial Officer ("CFO") to prepare the Company's annual business plan;

(4) Delivery of the Company's annual business plan results;

(5) Delivery of the Company's annual academic results;

(5) Management of the Company's employees;

(6) Systems design and implementation;

(7) Such other tasks commensurate with your position as may be assigned to you by the CEO or Edison's Board, to include until such time as that position is filled the responsibilities of the Company's General Counsel.